Exhibit 99.1

Joint Press Release

News Release Air Products and SIRE Sign Liquid CO2
Agreement for Iowa Facility

December 17, 2013 Lehigh Valley, Pa.

Air Products (NYSE: APD), one of the leading suppliers of liquid carbon dioxide (CO2) in the United States, today announced the signing of a long-term agreement for the production of liquid CO2 with Southwest Iowa Renewable Energy, LLC (SIRE). Air Products will build a facility to produce 400 tons per day (tpd) of liquid CO2 at SIRE’s established ethanol production facility in Council Bluffs, Iowa. Air Products will market food and beverage-grade liquid CO2 from the new plant that is expected to begin production in early 2014.

“Following the EPCO acquisition last summer, we have been focusing our attention on expanding our presence in the Midwest and this project helps us in achieving that objective,” said Nelson Squires, vice president and general manager of North American Merchant Gases at Air Products. “This additional supply source will further strengthen our liquid CO2 network and provide enhanced supply reliability to our food and beverage, as well as our industrial bulk gas customers in the Midwest.” When onstream, the facility will increase the number of Air Products’ liquid CO2 production plants in the U.S. to 13.

“We are excited to expand the portfolio of co-products produced from our 125 million gallon per year ethanol plant through this new agreement,” said Brian Cahill, president and general manager, SIRE. “Ethanol plants are an important source of liquid CO2 in the Midwest, and we look forward to Air Products beginning production at our plant in Council Bluffs and providing the liquid CO2 co-product that will help serve the needs of the many large users in the region.”

In June, Air Products expanded its portfolio of industrial gases offerings in North America by acquiring EPCO Carbon Dioxide Products, Inc. of Monroe, Louisiana. The acquisition immediately vaulted Air Products to a position amongst the leaders in the North American liquid CO2 market and also made Air Products a more fully-integrated supplier of bulk industrial gases by increasing its competitive offering.

Liquid CO2, which Air Products already offers in its other geographic regions around the world, is an important product in markets Air Products currently serves with other merchant industrial gases including for food, beverage, chemical, pharmaceutical, oilfield services, and metals fabrication applicationsAbout Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. Recognized as one of the world’s most innovative companies by both Thomson Reuters and Forbes magazine, more than 20,000 employees in over 50 countries supply effective solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2013, Air Products had sales of $10.2 billion. For more information, visit www.airproducts.com.

About Southwest Iowa Renewable Energy (SIRE)

SIRE, an Iowa limited liability company located in Council Bluffs, Iowa, operates a 125 million gallon ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim. For more information, visit www.sireethanol.com.

NOTE:This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2012.

Media Inquiries:

(Southwest Iowa Renewable Energy)
Brian Cahill
Tel: (712) 352-5002